Exhibit 10.1

CONFIDENTIAL

FOUNDRY AGREEMENT

This Foundry Agreement is entered into as of August 31, 2007 (the “Effective Date”), by and between Semiconductor Manufacturing International Corporation, a Cayman Islands company, on behalf of itself and its Affiliates, including without limitation the Facilities (as defined below) (“SMIC”), and Spansion LLC, a limited liability company organized in the State of Delaware, on behalf of itself and its Affiliates (“Spansion”). In consideration of the mutual covenants and conditions contained herein, the Parties agree as follows:

1.	DEFINITIONS

The following terms shall have the following meanings under the Agreement:

1.1 “Affiliate” shall mean, with respect to any entity, any other entity that directly or indirectly Controls, is Controlled by or under common Control with such entity.

1.2 “Capacity Plan” has the meaning set forth in Section 10.2.

1.3 “Charge Trapping Storage Technology” has the meaning set forth in Section 3.3.

1.4 “Confidential Information” means any information obtained by one Party from the other in connection with this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and either has previously been provided in an appropriately marked writing or is reduced to a written summary by the disclosing Party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving Party. Such Confidential Information includes, but is not limited to, technical information transferred hereunder, and all copies and derivatives thereof, and information received as a consequence of rendering or receiving technical assistance, owned or controlled by either Party, which relates to its past, present or future activities with respect to the subject matter of this Agreement, provided that if such Confidential Information is disclosed by one of the Parties to the other Party in written and/or graphic or model form, or in the form of a computer program or data base, or any derivation thereof, the disclosing Party must designate it as confidential, in writing, by an appropriate legend, together with the name of the Party so disclosing it, such as Spansion Confidential Proprietary or SMIC Confidential Proprietary Information.

1.5 “Contract Wafers” means Wafers manufactured by SMIC for Spansion, including unsorted Wafers, qualification Wafers, test Wafers, Risk Start Wafers and un-diced Wafers, the individual Die which are Spansion Products and which are manufactured using the applicable Spansion Process.

1.6 “Control” shall mean: (a) the legal, beneficial, or equitable ownership, directly or indirectly, of at least 50% of the aggregate of all voting equity interests in an entity; (b) the right to appoint, directly or indirectly, a majority of the board of directors; (c) the right to control, directly or indirectly, the management or direction of the entity by contract or corporate governance document.

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1.7 “Die” means an individual integrated circuit or components which when completed create an integrated circuit.

1.8 “Facilities” means the SMIC physical manufacturing and managed facility located at [*******], and such other facilities owned or controlled by SMIC as may be qualified by Spansion (and specifically approved by Spansion in writing) to produce Contract Wafers for Spansion.

1.9 “Foundry Services” has the meaning set forth in Section 2.1.

1.10 “Gross Die per Wafer” means the total quantity of Die candidates on each Wafer, whether or not the Die is operational when the Wafer has completed the manufacturing process.

1.11 “Improvements” means with respect to any Technology, all discoveries, innovations, improvements, enhancements, derivative works, or modifications of or to such Technology.

1.12 “Intellectual Property Rights” means any and all: (a) copyrights, mask work rights, trademarks, and patents; (b) rights relating to innovations, know-how, trade secrets, and confidential, technical, and non-technical information; (c) moral rights, author’s rights, and rights of publicity; and (d) other industrial, proprietary and intellectual property related rights anywhere in the world, and all applications for, renewals and extensions of the foregoing now or hereafter filed, regardless of whether or not such rights have been registered with the appropriate authorities in such jurisdictions in accordance with the relevant legislation.

1.13 “Jointly Developed Technology” means any New Technology that is written, created, or otherwise made or acquired not solely by one or more employees of one Party but is created jointly by employees or contractors of Spansion together with employees or contractors of SMIC during and in the course of the transactions contemplated by this Agreement provided that: (a) with respect to copyrightable material, each contributing Party prepared the work with the intention that their contributions be merged into inseparable or interdependent parts of a unitary whole; (b) with respect to inventions subject to patent protection, each contributing Party made some original contribution to the inventive thought and to the final solution; and (c) with respect to matter subject to trade secret protection, each contributing Party made substantial contributions to such matter.

1.14 “Lot” means a group of Contract Wafers which are processed simultaneously. Each Lot will be assigned a specific alpha/numeric identification that distinguishes it from any other group that contains the same type of Die so that each Lot can be separately identified.

1.15 “Minimum Yield” means, with respect to a particular Sorted Contract Wafer, the minimum acceptable Yield for such Sorted Contract Wafer as set forth in the corresponding Product Supplement.

[*******] Confidential treatment requested.

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1.16 “Net Die per Wafer” means the total quantity of Die on a Sorted Contract Wafer that pass the Probe Program and the requirements of Section 5.2 applicable to that Sorted Contract Wafer.

1.17 “New Technology” means Technology developed under this Agreement during the Term by or for either party that does not constitute (i) an Improvement to the Pre-Existing Spansion Technology; (ii) an Improvement to the Pre-Existing SMIC Technology or (iii) Charge Trapping Storage Technology.

1.18 “Non-Performance” means the inability of SMIC to completely fulfill Spansion production Purchase Orders within SMIC’s standard order leadtime.

1.19 “Probe Program” means the specific set of electrical and mechanical tests provided by Spansion when necessary.

1.20 “Process Specifications” mean the technical specifications provided by Spansion for the Spansion Process as further described and delivered as set forth in the applicable Process Supplement.

1.21 “Process Supplement” means a written exhibit to this Agreement in a form substantially as attached hereto as Exhibit A1, duly executed by the Parties that sets forth the particular terms and conditions pursuant to which a specific Spansion Process will be implemented at the Facilities and which exhibit is sequentially identified (i.e., as Exhibit A1, Exhibit A2) for each such Spansion Process and, as applicable, sets forth or includes as an attachment: (a) a description of the particular Spansion Process to be implemented and the specifications therefore; (b) the particular Facilities at which the Spansion Process is to be implemented; (c) the implementation schedule and/or implementation milestones; (d) any Foundry Services not otherwise set forth herein to be provided; (e) the Technology to be provided by the Parties; and (f) any fees, reimbursements or cost allocations in connection with such implementation other than as set forth herein.

1.22 “Product Specifications” mean the technical specifications provided by Spansion for the Spansion Product as further described and delivered as set forth in the applicable Product Supplement.

1.23 “Product Supplement” means a written exhibit to this Agreement in a form substantially as attached hereto as Exhibit B1, as may be duly executed by the Parties from time to time that sets forth particular terms and conditions pursuant to which specific Contract Wafers will be provided pursuant to this Agreement and which exhibit is sequentially identified (i.e., as Exhibit B1, Exhibit B2) for each such Contract Wafer and, as applicable, sets forth or includes as an attachment: (a) a description of the particular Spansion Product to be manufactured on the Contract Wafers to be provided and the specifications therefore; (b) the applicable Spansion Process to be used; (c) any Foundry Services not otherwise set forth herein to be provided; (d) the applicable Probe Program (or process for determining such program); (e) the Quality Standards; (f) the implementation schedule; (g) any SMIC qualification plan, qualification acceptance criteria and SMIC loading plan; (h) the applicable Target Yield and Minimum Yield; (i) any Technology to be provided by the Parties; and (j) the pricing for the Contract Wafers.

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1.24 “Purchase Order” has the meaning set forth in Section 11.1.

1.25 “Quality Standards” has the meaning set forth in Section 4.1.

1.26 “Risk Start Wafers” means any fab wafer lot started before all acceptable technology or product qualification tests including reliability and quality have been completed.

1.27 “Scrap” means any Wafer or Die, in any stage of completion, without regard to its ability to function, that is not in conformance with the requirements of this Agreement for Contract Wafers to be sold to Spansion.

1.28 “Sorted Contract Wafer” means Contract Wafers that have been sorted in accordance with the terms of Section 5.2 and the applicable Product Supplement.

1.29 “Spansion Product” means a proprietary integrated circuit product of Spansion set forth on a Product Supplement (including all Technology embodied in and related to the functionality of such device except as may be called out in a Product Supplement) that conforms to the applicable Product Specification and the logic design or architecture provided to SMIC by Spansion hereunder, including all updates thereto.

1.30 “Spansion Process” means the proprietary wafer manufacturing process of Spansion set forth on a Process Supplement (i.e., the process for converting a raw Wafer into a finished Wafer, including Wafer preparation and Wafer processing), but not including: (a) Technology related to the circuitry contained within, or the functionality of, the Spansion Product so produced on a Die by such manufacturing and process technology, such as, by way of example only, the memory cell, program/erase algorithms, layout design or architecture of the circuitry of the memory device or circuitry and (b) SMIC Technology.

1.31 “Spansion Process Technology” shall include process technology (including Spansion Process), electrical design rules, process design rules, process qualification, Product(s) qualification, certain manufacturing process and methodology, if any, and any and all license rights including without limitation, have made rights, to manufacture the Spansion Contract Wafers, Sorted Contract Wafers and Spansion Product, in all cases as transferred by Spansion to SMIC pursuant to this Agreement.

1.32 “Target Yield” means, with respect to a particular Sorted Contract Wafer, the Target Yield for such Sorted Contract Wafer as set forth in the applicable Product Supplement, subject to post qualification confirmation and adjustment.

1.33 “Technology” means any and all technical information, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, algorithms, models, databases, ciphers/keys, systems architecture, network protocols, research, development, and manufacturing information, software (including object code and source code), application programming interfaces (APIs), innovations, logic designs, circuit designs, technical data, processes and methods.

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1.34 “Wafer” means the direct material substrate (raw material) which as a result of the semiconductor fabrication process is incrementally transformed to consist of several operational integrated circuit products in unpackaged form.

1.35 “Yield” means the percentage represented by Net Die per Wafer divided by Gross Die per Wafer.

2.	SERVICES TO BE PROVIDED

2.1 Foundry Services. Subject to the terms of this Agreement and unless Spansion otherwise agrees in writing, SMIC shall (a) manufacture solely for, and sell and deliver to, Spansion the Contract Wafers, Sorted Contract Wafers and Spansion Product, as applicable, using 300mm manufacturing processes, or such other manufacturing processes as agreed upon from time to time, (b) at Spansion’s request, perform mask-making (and photolithography optimization), (c) perform Wafer probe testing and other associated manufacturing tasks including performing failure analysis, process engineering, and pre-production testing, qualification and optimization activities, as further described below, (d) transport and deliver Contract Wafers to Spansion’s chosen assembly, test, marking and packaging facilities and obtain and maintain all necessary import/export and customs clearances for such Contract Wafers; and (e) cooperate with Spansion to successfully conclude the other activities agreed upon by the Parties in writing and set forth in any Process Supplement or Product Supplement (collectively, the “Foundry Services”). SMIC agrees to perform the Foundry Services in accordance with the terms and conditions of this Agreement. SMIC is obligated to follow direction given by Spansion as to the manufacture of Contract Wafers including direction regarding systems, data, or the movement of Contract Wafers. SMIC shall be obligated to follow the discipline, procedures, and system requirements as if it was an internal Spansion fab. Except as otherwise agreed in writing by the Parties, Spansion will be responsible for product design, assembly, final test, marking, packaging, distribution and sales of the Spansion Products and may perform or arrange for mask-making.

2.2 Site Restriction. All manufacturing of Contract Wafers will take place at the Facilities. If SMIC desires to manufacture Contract Wafers at another facility or transfer any Spansion Process Technology to another SMIC facility, it will give Spansion at least one hundred and eighty (180) days prior notice of the relocation to the new facility. If Spansion agrees to the transfer, the parties will mutually agree to a reasonable transition plan to avoid adverse impact on Spansion’s revenue stream. If Spansion notifies SMIC within ninety (90) days of its reasonable objection to the new location, SMIC will not transfer the manufacture of such materials to the new facility. Failure of the part of SMIC to give Spansion reasonable assurances of avoidance of an adverse impact on Spansion’s revenue stream shall be a basis for reasonable objection by Spansion to any such move. If an agreed upon transfer occurs, all transferred Contract Wafers and manufacturing processes will be re-qualified to the extent necessary. If the transfer to another facility occurs solely for SMIC’s convenience or for other causes not directly related to Spansion interests, SMIC shall bear the costs of the transfer. Any assistance by Spansion requested by SMIC which Spansion agrees to or deemed necessary by Spansion for any such transfer shall be paid for by SMIC at Spansion’s cost plus [*******].

[*******] Confidential treatment requested.

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2.3 Outsourcing/Delegation. SMIC may engage its Affiliates or third parties to perform certain ancillary Foundry Services (such as mask-making, wafer probe testing, Wafer transport, product engineering and support), provided, however, that SMIC shall: (a) actively oversee and monitor the provision of such ancillary Foundry Services; (b) remain primarily liable to Spansion for such Affiliates or third parties; (c) indemnify and hold Spansion harmless from any failure on the part of any SMIC’s Affiliates or such third parties to comply with the terms and conditions of this Agreement; and (d) not engage any affiliate or third party to provide Foundry Services in which such third party would receive or have access to any Spansion Confidential Information (or matter from which such information could be derived) unless (i) Spansion has approved such Affiliate or third party in writing, and (ii) such Affiliate or third party has agreed in writing to confidentiality obligations with respect to such Confidential Information which are at least as protective as those set forth herein. For the avoidance of doubt, SMIC shall not outsource or delegate to any Affiliate or third party the manufacture of Contract Wafers without Spansion’s permission nor shall this section otherwise alter SMIC’s obligation to manufacture Contract Wafer’s solely at the Facilities.

2.4 Execution of Supplements. From time to time during the Term of this Agreement, the Parties may execute one or more Process Supplements or Product Supplements as further described below. Each such Process Supplement or Product Supplement shall be subject to the terms and conditions set forth in this Agreement as if fully set forth therein, unless and to the extent the Parties expressly agree otherwise in writing. No Process Supplement or Product Supplement shall be binding upon either Party unless and until executed by the duly authorized representatives of each of the Parties. For avoidance of doubt, in the event of a conflict between the terms of this Agreement and any Process Supplement or Product Supplement, the terms of the applicable Process Supplement or Product Supplement shall control.

3.	PROCESS TECHNOLOGY AND ASSISTANCE

3.1 Process Technology. Spansion desires to have SMIC manufacture the Contract Wafers at the Facilities using certain Spansion Process Technology, provided the Facilities meet Spansion’s specifications. To this end, the Parties shall execute from time to time during the term individual Process Supplements substantially in the form set forth in Exhibit A1 for each Spansion Process (e.g., for a particular process node) to be implemented at the Facilities. The initial Process Supplement will be provided by Spansion within fifteen (15) days after execution of this Foundry Agreement and attached hereto as Exhibit A1.

(a) Process Specifications. With respect to each Process Supplement, Spansion shall deliver the specifications listed and described in the Process Supplement in accordance with the time schedule provided in such Process Supplement. Without limiting the foregoing, SMIC will contribute necessary technical resources and manpower for successfully establishing the Spansion Process at SMIC within the schedule set forth in such Process Supplement. SMIC agrees to use its best efforts to achieve the milestones or execute statements of work that may be identified in Process Supplements or as otherwise mutually agreed. If SMIC fails to meet the scheduled dates or milestones in a Process Supplement, SMIC shall provide Spansion with a recovery plan to meet future scheduled dates or milestones.

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(b) Phase-In Projects. SMIC agrees to implement each Spansion Process at the applicable Facilities in accordance with the program schedule set forth in the corresponding Process Supplement. Each Party shall promptly provide the other with notice as soon as possible after it has reason to believe it will be unable to timely deliver any required deliverable together with the reason for such delay and the date on which such Party reasonably expects to deliver any such required deliverable. The Parties agree that this Section shall not be construed to relieve a Party of its obligation to continue in the performance of its responsibilities notwithstanding any delay by the other Party.

3.2 Contract Wafer Technology. SMIC will use the Spansion Process Technology solely for performing Foundry Services relating to the manufacture of Contract Wafers for Spansion. The Parties will use the procedures set forth in the applicable Process Supplement and Product Supplement to implement Spansion’s Process Technology at SMIC, or agree upon changes to the Product Specifications, as appropriate. After a process for manufacturing Contract Wafers has been qualified, all changes to the qualified process will be made consistent with Spansion’s process change procedure. SMIC will not make any modifications to the Spansion Process Technology without Spansion’s prior written approval, unless specifically provided in a Process Supplement or Product Supplement. If SMIC needs to modify the Spansion Process Technology as implemented at the Facilities, SMIC will obtain the prior written approval of Spansion. A baseline will be established for each relevant process, with revision control, which will serve as the reference for all process changes.

3.3 Intellectual Property Rights. Notwithstanding anything to the contrary in this Agreement, in the event SMIC provides services to Spansion hereunder resulting in the conception, creation, or reduction to practice by SMIC, solely or in collaboration with others, of writings, software, drawings, designs, copyrightable material, mask works, inventions, improvements, developments, or discoveries (“Enhancements”) during the course of this Agreement which relate in any manner to any nonvolatile memory technology employing a charge trapping mechanism that uses, by way of example and not limitation, one or more layers of nitride, oxidized nitride, oxide, or any other material as a charge trapping material, including without limitation the film itself and the associated process steps to form such charge trapping mechanism, including any processes or business related thereto (collectively referred to as “Charge Trapping Storage Technology”), such Enhancements to the Charge Trapping Storage Technology shall be the sole property of Spansion as provided in Section 13.

3.4 Spansion Technology Improvements by SMIC. SMIC shall provide Spansion with prompt written notice with respect to any Technology or Intellectual Property Rights conceived, developed, or reduced to practice by or on behalf of SMIC that constitutes a Charge Trapping Storage Technology or an Improvement under Section 13.1(d). Thereafter, at Spansion’s request, SMIC shall make available to Spansion appropriate personnel with suitable knowledge and understanding of such Technology or Intellectual Property Rights to describe and explain such Technology or Intellectual Property Rights to designated Spansion personnel and to otherwise provide such Spansion personnel with sufficient information and materials to enable Spansion to implement and practice such Technology or Intellectual Property Rights. No Improvement by SMIC shall be implemented in the Spansion Process Technology without the prior written consent of Spansion.

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4.	PRE-PRODUCTION QUALIFICATION AND ACCEPTANCE

4.1 Qualification Process. Spansion shall verify the applicable Spansion Process as implemented at the designated Facilities for all Contract Wafers, and shall agree upon the parametric, electrical, process flow, quality, and reliability specifications, as well as other standards or requirements that may be necessary for manufacturing the Contract Wafers as provided in the applicable Product Supplements (the “Quality Standards”). Thereafter, Spansion and SMIC will execute the qualification plan for such Contract Wafers as set forth in the applicable Product Supplement.

4.2 Risk Start Wafers. Risk Start Wafers may be started and completed at the request of either party. The price of Risk Start Wafers will be shared by the parties. If Risk Start Wafers meet the applicable quality specifications and standards, Spansion shall pay the then current wafer price for Contract Wafers. If Risk Start Wafers fail to meet the applicable quality specifications and standards, the parties shall share the expense of such Risk Start Wafers with the party initiating the request for Risk Start Wafers bearing [*******] and the other party bearing [*******] of the then current wafer price for Contract Wafers. If Risk Start Wafers fail to meet the applicable quality specifications and standards, and both parties agreed to the production of Risk Start Wafers, then the parties shall share the expense of such Risk Start Wafers with each party bearing fifty percent (50%) of the then current wafer price for Contract Wafers. SMIC shall comply with all instructions regarding Risk Start Wafers. Risk Start Wafers shall be handled in the same manner as Contract Wafers absent specific instructions with the exception of shipping. Such Risk Start Wafers are not to be shipped until all qualification tests have been completed and a shipping instruction is given to SMIC by Spansion.

4.3 Qualification Sample Lots. SMIC will produce and transfer to Spansion the number of qualification sample Lots of the Contract Wafers as set forth in the applicable Product Supplement. Spansion will evaluate each Lot of qualification samples and will, using the acceptance criteria set forth in the Product Supplements, issue a notice of approval or disapproval of the qualification Lots within ninety (90) days of Spansion’s receipt of such Contract Wafers. If Spansion rejects qualification sample Lots, the Parties will jointly cooperate in developing a corrective action plan. Based on such plan, SMIC will manufacture additional Lots of sample qualification Wafers for Spansion’s evaluation. Spansion may purchase all qualification Wafers that are subsequently determined to meet the Product Specifications. SMIC shall not be entitled to ship production quantities of Lots to Spansion until SMIC receives written notice of qualification of the sample Contract Wafers from Spansion.

4.4 Pre-Production Termination. At any time prior to qualification, Spansion may terminate fabrication of any qualification Contract Wafers by giving SMIC written notice, which shall specify whether such Contract Wafers should be delivered to Spansion or scrapped. Upon receipt of such notice, SMIC will stop related fabrication at the conclusion of the manufacturing step in process. Following such termination SMIC may invoice Spansion pro-rata based on percentage of completion for such qualification Contract Wafers.

[*******] Confidential treatment requested.

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4.5 Process Establishment and Yield. After notice of process qualification has been sent by Spansion to SMIC:

(a) The Spansion Process may be further refined only with Spansion’s prior written approval. SMIC will obtain written approval of Spansion before making any modifications to the manufacturing process, materials, or tooling, subject to the process change procedures set forth in the Process Supplement.

(b) The Parties shall confirm the Target Yield and Minimum Yield for the Contract Wafers as set forth in applicable Product Supplements. Compliance with the Target Yield standards is a performance obligation of SMIC under this Agreement. Without limiting the foregoing, Spansion shall have the right to reject any individual Contract Wafer or its entire Lot which do not meet the Minimum Yield.

5.	PRODUCTION QUALITY, RELIABILITY AND CONTROL

5.1 Quality Culture. SMIC agrees that the Facilities will become ISO/TS 16949:2002 qualified within six (6) months of the Effective Date of this Agreement and that SMIC will drive a quality culture within the Facilities. SMIC’s quality systems shall include online statistical process control (SPC) with statistically valid limits in accordance with industry standard best practices. SMIC will establish a culture which responds to established limits and will notify Spansion immediately of any violation, trend toward violation, or deviation of an established SPC limit, including without limitation any in process test failures. SMIC will stop the manufacturing line if these limits are found to be outside acceptable tolerances. SMIC will drive excellence in quality with continuous improvement methods.

SMIC will maintain a mutually acceptable “documented quality system,” such as an ISO9002 certified qualified program or equivalent, at each SMIC Facility, and will make such documented quality system available for Spansion’s review. SMIC’s documented quality system will include, but is not limited to, programs for monitoring SMIC’s manufacturing process, improving SMIC’s material and procurement process, and implementing corrective actions. Upon Spansion’s request, SMIC will provide data verifying SMIC’s compliance with such quality system, including but not limited to process distributional data and SPC charts for key material parameters as identified in Spansion’s Product Specifications. Spansion will have the right to audit SMIC’s facility and/or records upon at least two (2) business days notice during the normal business hours of SMIC’s Facility and/or administrative office; provided, however, if Spansion has experienced a significant problem that Spansion reasonably believes may have caused or contributed to by the Products and/or SMIC’s activities, SMIC will use all commercially reasonable efforts to provide Spansion immediate access to such facility and/or records and to otherwise cooperate with Spansion’s investigation.

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5.2 Specification Testing and Compliance. SMIC will produce Contract Wafers for Spansion that meet the Product Specifications and any other quality requirements defined in the applicable Product Supplement. In that regard:

(a) SMIC shall conduct testing in accordance with the applicable Product Supplement, and inspect and confirm that the Contract Wafers are free of defects in materials and workmanship, and conform to the applicable Product Specifications. SMIC shall neither ship nor bill Spansion for any Contract Wafer that, to SMIC’s knowledge, fails to meet the Minimum Yield and Quality Standards applicable thereto unless specifically instructed in writing by Spansion to do so. SMIC shall notify Spansion at the earliest possible time of any Contract Wafer that is below the Minimum Yield or otherwise fails to meet the applicable quality standards. SMIC must notify Spansion in advance of shipment of any Contract Wafers that do not comply with the requirements of the applicable Product Supplement, including without limitation the Product Specifications.

(b) Notwithstanding Section 5.4 (Epidemic Failure Event), below, if SMIC detects any significant Wafer fabrication related defects in any Contract Wafers, SMIC will perform failure analysis and provide to Spansion both the results of the failure analysis and a corrective action plan to correct the failure mechanisms and/or defects detected. Spansion will assist SMIC with failure analysis and the drafting of a corrective action plan.

(c) From time to time Spansion may desire to update, revise or modify Product Specifications for Contract Wafers. SMIC will implement all revisions, updates, or modifications as soon as practicable, and at a reasonable cost. If such changes impact Contract Wafer Yield, the Parties shall re-set Target Yields using the same procedure as initially used. SMIC will advise Spansion of any cost and schedule impact, and the date and lot number of implementation of the revision, update or modification.

(d) Results from SMIC testing processes will be accessible and available to Spansion for review and download to Spansion records. These records must be available at the conclusion of each test Lot and must conform to the summary structure as agreed between SMIC and Spansion.

(e) Spansion shall have the right to limit and approve substrate and material suppliers.

5.3 Failure and Defect Reporting. The Parties will notify each other in writing of any detected failure mechanisms and/or defects which are present, or which they suspect might be present, in completed Contract Wafers.

5.4 Epidemic Failure Event

(a) For purposes of this Agreement, “Epidemic Failure Event” shall mean Contract Wafer failures (i) having the same or similar cause, verified by SMIC, by Spansion, or an independent third party on behalf of Spansion, (ii) occurring within three (3) years after the date of delivery of the Contract Wafers to Spansion, (iii) resulting from defects in materials, workmanship, manufacturing process, design or failure to conform with the Product Specifications, (iv) having a one-month failure rate equal to or in excess of two times (2x) the previous consecutive six-month (or any other mutually agreed upon, currently monitored duration) rolling average

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failure rate where such failure rates are calculated by dividing the number of Contract Wafer failures by the total number of Contract Wafers delivered to Spansion during the applicable period (Failure Rate = N Contract Wafers / N total number of Contract Wafers) (“Threshold Failure Rate”). The Threshold Failure Rate shall apply to all Contract Wafers unless Spansion and SMIC have agreed in writing to an alternative metric for a particular Lot. Upon occurrence of an Epidemic Failure Event, the remedies of Section 5.4(b) and Section 5.4(c) shall apply to the entire Lot(s) affected or potentially affected by the root cause failure (“Affected Lot”).

(b) Upon knowledge of an Epidemic Failure Event, Spansion shall notify SMIC, and provide, if known and as may then exist, a description of the failure, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates, of the Affected Lot. Upon written request from SMIC, Spansion shall also deliver or make available to SMIC samples of the failed Contract Wafers for testing and analysis. Upon receipt of such Contract Wafers from Spansion, SMIC shall promptly provide its preliminary findings regarding the cause of the failure. The parties shall cooperate and work together to determine the root cause. Thereafter, SMIC shall promptly provide the results of its root cause analysis, its proposed plan for the identification of and the repair and/or replacement of the Affected Lot, and such other appropriate information. SMIC shall recommend a corrective action program, subject to Spansion’s written approval, that identifies the Affected Lot for repair or replacement, and minimizes disruption to the end user. Upon Spansion’s written approval, SMIC shall implement the corrective action program.

(c) Upon occurrence of an Epidemic Failure Event, SMIC shall: (1) at Spansion's option: (i) either repair and/or replace the Affected Lot at no cost to Spansion, or (ii) provide a credit or payment to Spansion in an amount equal to the cost to Spansion for qualified, replacement Contract Wafers acceptable to Spansion; and (2) reimburse Spansion for all labor, equipment and processing costs incurred by Spansion or third parties in the implementation of the corrective action program, including test procedures, test equipment, the testing of Contract Wafers, the cost of repairing and/or replacing the Affected Lot, reasonable freight, transportation, customs, duties, insurance, storage, handling and other incidental shipping costs incurred by Spansion in connection with the repair and/or replacement of the Affected Lot or other expenses relate to a product recall, and any amounts that Spansion is required to pay to its customers as a result of the Epidemic Failure Event to the extent attributable to the Contract Wafers.

5.5 Reliability Records and Data.

Without limitation of any requirements in the Quality Standards, SMIC agrees to provide the following information relating to the quality or reliability of the Contract Wafers and the quality systems used to comply with the required standards and specifications.

(a) SMIC will maintain history records for all Lots during the Term and for a period of five (5) years from the termination or expiration of the Agreement. At the conclusion of the five (5) year period, SMIC will transfer such Lot history records to Spansion. All Lot history records are the property of Spansion and will be considered Confidential Information of Spansion. SMIC will provide Spansion with access to all Lot history records, upon reasonable notice to SMIC, both during the Term and after until the Lot history records are transferred to Spansion.

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(b) SMIC agrees to provide reliability data which demonstrates the ability of the processes used for all Contract Wafers to meet Spansion’s reliability criteria. Any exceptions to these criteria will be reviewed on a product-by-product basis. Spansion shall have the right to use reliability data concerning Contract Wafers for the purposes of preparing sales and promotional information concerning Contract Wafers for Spansion’s customers, provided however that such reliability data will be transmitted subject to a non-disclosure agreement having terms and conditions no less restrictive than those terms with respect to Confidentiality in this Agreement between the Parties. SMIC’s reliability testing methods and conditions shall be subject to the review of Spansion, and shall be changed based on Spansion’s request.

(c) SMIC agrees to maintain sufficient documentation regarding all Contract Wafers sold to Spansion for five (5) years after shipment. All Contract Wafers shall be traceable to a unique Lot number assigned by SMIC. Lot traceability for Contract Wafers shall be maintained throughout the entire process of from fabrication through verification testing, packing and shipment. Traceability and full history for Contract Wafers shall include applicable wafer fabrication process recipes, substrate vendor identification and lot number, quality control data, process deviation notes and probe data as well as assembly records and deviations, verification test results, visual inspection results, burn-in conditions, final test data, and finished goods top side date codes.

(d) Subject to the conditions set out in Section 6.1 below, and SMIC’s reasonable security and confidentiality requirements, (i) Spansion may conduct an on-site inspection and audit of the process and manufacturing records relevant to Contract Wafers, provided that the audits will occur no more often than twice annually, unless Spansion has a reasonable belief that additional inspections or audits are necessary and (ii) upon prior notice to SMIC and with SMIC’s consent, not to be unreasonably withheld, Spansion may bring a Spansion customers to conduct an on-site visit and inspection of the Facilities and applicable process and manufacturing records relevant to Contract Wafers provided Spansion and its customers have executed a non-disclosure agreement relating thereto.

5.6 Process Control Information, On-Line Information Access. On an ongoing daily basis, SMIC will provide Spansion with process control information both onsite and via on-line web access. Such information may include: process and electrical test yield results, calibration schedules and logs for equipment, environmental monitor information for air, gases and DI water, documentation of operator qualification and training, documentation of traceability, process verification information, and trouble report currently available from SMIC’s document control center in a format pursuant to SMIC’s standard document retention policy. Spansion will have on-line web access to the foregoing information and reports and other SMIC information including test, yield, quality and reliability data.

5.7 Scrap Disposal. SMIC shall destroy and properly dispose of all Scrap or recycle in such a way in order to prevent any unauthorized sale of any Contract Wafers, subject to Spansion approval. Upon request by Spansion, SMIC shall sell such Scrap to Spansion at a price to be negotiated by the parties. SMIC will maintain Scrap procedures and will record all products scrapped including Lot history, reason for scrap and Spansion’s approval for scrap. Spansion shall have the rights to audit the scrap procedures and to witness scrap of Spansion’s material. In the

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event that SMIC’s records are unable to fully account for scrapped Contract Wafers, Spansion’s request to witness scrap of Spansion’s Contract Wafers is not honored, or Contract Wafers are unaccountable by SMIC for a period of more than thirty (30) days, SMIC shall be subject to immediate payment to Spansion an amount equal to five (5) times the total purchase price of said Contract Wafers.

5.8 Manufacturing Metrics. SMIC agrees to provide customary manufacturing metrics to Spansion, including but not limited to data such as process Yield, cycle time, tool downtime, Scrap and rework. It is Spansion’s desire to receive raw data for these metrics such that the data could be calculated using Spansion standard formulas, and to be able to access this data from SMIC in real time, using the most effective method.

5.9 Return Material Authorization (RMA). SMIC strives to maintain high quality and reliability standards in fabrication. All Contract Wafers good for shipping shall have passed necessary criteria. If Spansion rejects a Contract Wafer during the Warranty Period, Spansion shall request, within one (1) year of receipt of the Contract Wafers, SMIC’s authorization to return any Contract Wafers. In such circumstances, Spansion and SMIC will confer and determine the reason for the rejection of the Contract Wafers, and SMIC will immediately exercise its commercially reasonable efforts to develop and implement a corrective action plan to address the manufacturing-related issues or defects relating to the SMIC Process. All Contract Wafers that are properly rejected due to failure to meet Wafer Standards and that are confirmed by SMIC to be nonconforming may be returned to SMIC for a refund of the purchase price stated in the applicable Addendum or may be retained by Spansion subject to an agreed upon credit being issued by SMIC. For such properly rejected Wafers that Spansion returns to SMIC for a refund of the purchase price, SMIC will be responsible for Spansion’s shipping cost, customs and export costs and insurance. Title and risk of loss of damage to RMA material will pass to SMIC at Spansion’s docks.

6.	PARTIES’ ACTIVITIES

6.1 Site Visits, Employee Assignees. Spansion may send its employees and/or customers to visit SMIC's production facilities to inspect fabrication of products and conduct other activities contemplated by this Agreement. Such visits shall be conducted during SMIC’s normal working hours. While visiting SMIC’s Facilities, the visitor shall at all times fully comply with SMIC’s plant rules and regulations as well as all reasonable instructions that may be issued by SMIC’s employees and personnel accompanying such visitor. Spansion may assign Spansion employees to work at each Facility manufacturing Contract Wafers. SMIC will grant these employees full access to employee parking facilities and the factory and support facilities including clean room where Contract Wafers are manufactured or placed. SMIC will provide such Spansion employees with secured office space and full access to all facilities including conference room, food and break facilities. SMIC will allow employees to be full and active participants with respect to the manufacturing of Contract Wafers. Such Spansion employees shall abide by the policies and regulations of SMIC, and Spansion shall, at SMIC’s reasonable request, replace any employee who fails to do so. At the request of Spansion. SMIC will assist Spansion in obtaining the appropriate visas for any Spansion employees.

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6.2 Program Reviews. Spansion and SMIC shall participate in regular monthly program reviews by a program review committee established by Spansion and SMIC to focus on operational details of the installation, qualification, and ongoing performance of the manufacturing processes.

6.3 Transfer Project Manager.

(a) Project Manager Designation – SMIC shall identify a person technically proficient in flash fabrication technology as Spansion’s principal contact to whom all communications with respect to the applicable project shall be directed (“Project Manager”). SMIC shall provide the address, e-mail, telephone number and fax number for such Project Manager. SMIC may replace or substitute its designated Project Manager from time to time upon written notice to Spansion. SMIC shall also provide Spansion from time to time with the names and telephone numbers of additional specific contact persons to communicate specific information or manage specific project matters when such direct contact is preferable.

(b) Project Manager Responsibilities – The Project Manager shall: (i) serve as the primary point of contact; (ii) coordinate SMIC’s undertakings and activities in connection with this Agreement, including, without limitation, defining and tracking the statements of work and facilitating project reviews (with a steering committee, if necessary); (iii) address technical and resource allocation issues arising, and (iv) have first tier responsibility for resolving disputes arising under this Agreement and for escalating such disputes.

6.4 Business Review Meetings. The Parties will plan and schedule business reviews at least quarterly. The review will focus on current and forecast business activities, feedback on performance and factory metrics, key improvement programs and activities focused on enabling the relationship between the Parties and will review the status of open issues and action items. Such reviews are considered to be a key activity for the Parties.

7.	PRICING, COSTS AND PAYMENTS

7.1 Pre-Production Cost Allocation. Unless otherwise specified in a Process Supplement, SMIC will bear its own costs associated with establishing Facilities capable of producing fully qualified Contract Wafers and Sorted Contract Wafers, including without limitation, all costs to receive Technology, conduct non-recurring engineering activities, perform qualification activities, and ramp to full production, related labor cost, materials costs, engineering wafers, travel costs and associated expenses and Wafer processing expenses prior to running the first Contract Wafers. Spansion shall be responsible for the first mask set for a particular product. SMIC shall be responsible for any additional mask sets for such product. Spansion shall own all masks purchased by Spansion or SMIC in connection with performance under this Foundry Agreement.

7.2 Production Wafer Pricing. For each Contract Wafer ordered and accepted by Spansion and delivered by SMIC in accordance with this Foundry Agreement, Spansion shall pay SMIC the applicable price for such Contract Wafers as specified in the applicable Product Supplement. The parties intend to transition to a die buy purchasing model, as outlined in the applicable Process Supplement.

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7.3 Audit Rights. Spansion will have the right to have a mutually agreed upon independent certified public accounting firm, whose selection SMIC shall have the right to approve, but which approval shall not be unreasonably withheld, audit SMIC’s compliance with this Section 7, not more frequently than once a year. The auditor shall only have access to information that is reasonably necessary to verify SMIC’s compliance with this Section 7, and the audit must maintain the confidentiality of SMIC’s customer and sales information. In the event the audit determines that SMIC did not comply with Section 7, SMIC will adjust Spansion’s price as appropriate and issue a credit against future purchases. Spansion shall pay the costs of such audit unless SMIC owes a credit, in which case the SMIC will pay the costs of such audit.

7.4 Invoicing and Payment Terms. SMIC shall invoice Spansion upon shipment of Contract Wafers. SMIC’s invoices shall set forth the amounts due from Spansion to SMIC for such shipment, and shall contain sufficient detail to allow Spansion to determine the accuracy of the amounts billed. Spansion’s payment for all undisputed amounts set forth in a proper invoice from SMIC and shall be due [*******] after the date of receipt of the invoice by Spansion, provided that such invoice is not submitted to Spansion prior to shipment of Contract Wafers. The invoice shall be dated and delivered as of the date of shipment. All payments will be in United States Dollars.

7.5 [*******]. SMIC warrants that [*******] Spansion hereunder are not [*******] by SMIC to [*******]. Spansion may, at its discretion, engage a mutually agreeable independent auditor to examine SMIC’s records to verify that [*******]. SMIC will be responsible for all payments to any auditor. The auditor’s report and conclusions will be treated as Confidential Information pursuant to Section 16 (Confidentiality) below.

8.	RELEASES, SHIPMENTS, AND DELIVERY

8.1 Shipment of Products. All Contract Wafers shipped by SMIC pursuant to this Agreement shall be packaged, marked, and otherwise prepared for shipment in a manner which is (i) in accordance with good commercial practice; (ii) acceptable to standards of common carriers for shipment and in accordance with International Chamber of Commerce (“ICC”) regulations; and (iii) adequate to insure safe arrival of the Contract Wafers at Spansion's designated location. SMIC will ship Contract Wafers Delivered Duty Paid (“DDP”) (Incoterms 2000). DDP terms will apply only to deliveries within China. Deliveries to all other locations will be EXWORKS (Incoterms 2000) unless otherwise agreed to by the Parties.

All packaging of the Contract Wafers by SMIC shall consist of anti-static materials and shall be resistant to any damage which may result in failure to meet specifications. SMIC shall notify Spansion in writing and in advance of changes in existing packaging, even if such changes are within Spansion’s specifications.

8.2 Delays. Time is of the essence under this Agreement and all deliveries by SMIC to Spansion must conform to the delivery requirements set forth in the applicable Purchase Order. Any deviation from such delivery requirements must be agreed to in writing by Spansion. SMIC

[*******] Confidential treatment requested.

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must, at all times, maintain an adequate reserve inventory of Contract Wafers at SMIC’s facility such that SMIC can remain in compliance with such delivery requirements even if an unexpected event jeopardizes timely delivery of the Contract Wafers to Spansion. Except as provided in Section 8.4 (Force Majeure) below or delivery schedule changed by mutual agreement, failure to timely deliver Contract Wafers as required shall constitute a material breach of this Agreement, Spansion may terminate the Agreement in whole or in part and seek remedy pursuant to section 18.2 (Termination), and Spansion will have the right to immediately procure similar substitute Products from an alternate supplier.

8.3 Delivery Capability. For each type of Contract Wafer purchased by Spansion hereunder, SMIC must maintain sufficient Contract Wafer production and distribution capabilities that will enable SMIC to deliver (i) [*******] of Spansion’s forecasted demand throughout the Term of this Agreement, or (ii) if no forecast has been provided by Spansion, [*******] of Spansion’s Product purchases during the previous Spansion fiscal quarter.

8.4 Force Majeure. Neither Party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by an act of God or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing Party (each a “Force Majeure Event”). Delays by vendors in manufacture or delivery of materials not caused by a Force Majeure Event, or shortages of labor or materials resulting from general market conditions (including price increases), do not constitute a Force Majeure Event. A Party who is delayed or fails to perform as a result of a Force Majeure Event (“Affected Party”) will use its best efforts to mitigate and minimize any resulting delay in the performance of the suspended obligation. The Affected Party will provide written notice to the other Party within twenty-four (24) hours of learning of a Force Majeure Event stating the nature and cause of the event, the anticipated length of the delay, the measures proposed or taken by the Affected Party to minimize the delay, and the timetable for implementation of such measures. If a Force Majeure Event occurs, Spansion may (i) suspend this Agreement in whole or in part for the duration of the delay; (ii) conduct business elsewhere and deduct such business from any committed quantities; and/or (iii) extend the term of this Agreement up to the length of time of the delay. If the SMIC is the Affected Party, Spansion may terminate this Agreement or any part hereof without penalty if the delay or failure in performance continues beyond twenty (20) days.

8.5 Title Transfer; Risk of Loss. Notwithstanding any prior inspections, and irrespective of any Incoterm point that may be named on the Purchase Order, SMIC will bear all risk of loss, damage, and destruction to the Contract Wafers until final acceptance of the Contract Wafers by Spansion at the applicable Spansion facility. Further, SMIC will bear the same risks with respect to any Contract Wafers rejected by Spansion or as to which Spansion had revoked its acceptance, from the time of such rejection or revocation. Title to and risk of loss of the Contract Wafers will pass to Spansion upon final acceptance.

8.6 Country of Origin. SMIC hereby agrees that upon written request from Spansion, SMIC will identify the country of origin (as such is then interpreted by the U.S. Customs Services) of the Contract Wafers and provide written notification of such country of origin for Spansion. Spansion shall be entitled to rely upon such information of SMIC and SMIC hereby agrees to indemnify Spansion for all costs, expenses, or other damages incurred by way of such reliance.

[*******] Confidential treatment requested.

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8.7 Containers. Absent the express written agreement of the parties to the contrary, title to and risk of loss of returnable or reusable Contract Wafer containers, including but not limited to, bottles, canisters, drums, totes, tanks, tanker trucks, and other returnable or reusable Contract Wafer containers and packages in which the Contract Wafers are delivered (hereafter collectively referred to as “Containers”) and title to any residual Contract Wafers or materials remaining in or that are removed prior to refilling such Containers shall at all times remain with the SMIC. SMIC is responsible for performing maintenance on Containers and for ensuring that an adequate number of extra Containers are available at all times to prevent the disruption of Contract Wafer supply hereunder. SMIC will at all times be responsible for any and all transportation, cleaning, recycling, and disposing of its Containers. SMIC represents that it will exercise commercially reasonable efforts to resell any residual Contract Wafer or material remaining in or removed from Containers returned by Spansion to the greatest extent feasible.

9.	DISASTER RECOVERY PLAN

SMIC will prepare a written “Disaster Recovery Plan” describing the measures taken by SMIC to ensure the continued supply of Contract Wafers to Spansion pursuant to the requirements of this Agreement in the event of any disaster or problem. Such plan will be submitted to Spansion for Spansion’s approval within thirty (30) days of the execution of this Agreement by SMIC. The Disaster Recovery Plan will be updated at least annually by SMIC in order to improve SMIC’s ability to be prepared for any disaster or problem, and such updates will be provided to Spansion for approval in the same manner as the original plan. SMIC’s failure to provide and update the Disaster Recovery Plan in a timely manner will be a material breach of this Agreement.

10.	CAPACITY PLANNING AND FORECASTING

10.1 Four Quarter Forecasts. Upon qualification of the Facilities, in the sixth week of each calendar quarter during the Term, Spansion shall provide a rolling four quarter forecast for Contract Wafers, broken down by technology node and specific Spansion Product, with each quarterly forecast covering the four quarter period commencing at the beginning of the immediately subsequent quarter. The Contract Wafers forecast for the first quarter of each four quarter forecast is fixed (the “Firmly Forecast Orders”). Orders specified for subsequent quarters of such four quarter forecast shall be non-binding. The Parties anticipate that the first four quarter forecast shall be made in the quarter prior to the initial qualification of the Facilities and shall be based on the forecast volumes set forth on the pricing schedule set forth in Product Supplement attached hereto as Exhibit A1.

10.2 Capacity Commitment.

(a) Within ten (10) days after receipt of Spansion’s four quarter forecast, SMIC shall provide Spansion with a written plan detailing SMIC’s manufacturing capacity commitments for the forecast period (the “Capacity Plan”), provided that in any calendar quarter, SMIC shall provide [*******] of the Firmly Forecast Orders for such quarter and shall use commercially reasonable efforts to provide additional capacity beyond [*******], as requested and as available. Spansion will order an amount equivalent to [*******] of the forecast for such quarter or the Capacity Plan, whichever is less. If Spansion believes Spansion requires more capacity than provided in the Capacity Plan, the Parties shall cooperate in good faith to resolve Spansion’s capacity requirements.

[*******] Confidential treatment requested.

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(b) SMIC shall provide current-quarter weekly Wafer output updates to the four quarter forecast of Contract Wafers. This weekly update would comprehend anticipated changes to forecast related to deviations from planned cycle-time, Yield and fabrication processing excursions. Spansion's production control staff will use the weekly updates to direct SMIC activities.

(c) SMIC shall provide Spansion prompt written notice if SMIC becomes aware of any circumstance which may constrain its capacity to manufacture Contract Wafers in accordance with the then current four quarter forecast. If SMIC’s manufacturing capacity to manufacture products for Spansion is constrained for any reason, SMIC will treat Spansion as it does its other sole sourced customers and with the same priority as such customers, without regard to wafer pricing.

(d) Subject to agreement on the terms and conditions associated therewith, SMIC agrees to maintain a wafer bank with [*******] of volume in amounts requested by Spansion (henceforth to be referred to as the "Wafer Bank") in an amount no greater than [*******] Contract Wafers. The Wafer Bank will be arranged such that inventory carried in the Wafer Bank shall, for financial accounting purposes, be inventory of SMIC.

10.3 Capacity Shortfall.

(a) Quarterly Commitment. Notwithstanding Section 10.3(b) (Monthly Commitment), below, if SMIC’s Capacity Plan is less than [*******], SMIC shall pay Spansion [*******] of the then current Contract Wafer price set forth in the Product Supplement for the amount by which the number of Contract Wafers supplied by SMIC is less than those specified in the Firmly Forecast Order. Furthermore, If SMIC supplies less than [*******] of the Contract Wafers listed on Spansion’s Purchase Order for the Firmly Forecast Orders, SMIC shall pay Spansion [*******] of the then current Contract Wafer price set forth in the Product Supplement for the amount by which the number of Contract Wafers supplied by SMIC is less than those specified in the Purchase Order. If Spansion purchases less than the Firmly Forecast Orders of Contract Wafers in a given quarter, Spansion shall pay to SMIC [*******] of the then current Contract Wafer price set forth in the Product Supplement for the amount by which the number of Contract Wafers purchased by Spansion in such quarter is less than [*******] of the Firmly Forecast Orders.

(b) Monthly Commitment. The monthly variance of SMIC’s Contract Wafer capacity may vary by [*******] of the Firmly Forecast Orders for a given month without incurring any penalty (“Monthly Variance”). If the Monthly Variance exceeds [*******], SMIC shall pay Spansion, in the case of a shortfall of supply, [*******] of the then current Contract Wafer price set forth in the Product Supplement for the amount of Contract Wafers by which the Monthly Variance exceeds [*******] Firmly Forecast Orders. In addition, the Monthly Variance shall be made up during the remaining months in the applicable quarter, or the provisions of Section 10.3(a) shall also apply for the applicable quarter.

[*******] Confidential treatment requested.

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11.	ORDER, SHIPMENT AND ACCEPTANCE

11.1 Order Placement. Spansion shall place written orders for Contract Wafers and Spansion Product to be provided under this Agreement (each, a “Purchase Order”) each calendar quarter in conjunction with the four quarter forecast or as otherwise necessary from time to time. Such Purchase Orders shall include shipment instructions included thereon or issued in connection with the written order that reference the applicable written order and provide detail regarding the mix, quantities and requested shipment date for the Contract Wafers or Spansion Product.

11.2 Order Acceptance.

(a) SMIC shall acknowledge all Purchase Orders, and either confirm all shipment schedules and instructions therein, or provide alternative quantities and schedules within five (5) business days following its receipt of Purchase Order. In the event that SMIC proposes alternative quantities and schedules, Spansion shall respond in writing within five (5) business days following receipt of SMIC’s acknowledgement to SMIC by either accepting SMIC’s proposed alternatives, or suggesting different quantities and delivery dates. Unless a response is received within such five (5) business day period, the mix, quantities and schedule of Contract Wafers contained in a received Purchase Order or an acknowledgement or proposed change thereto shall be deemed accepted by the receiving party. Any remaining disputes will be resolved in accordance with the procedure set forth in Section 20 (Dispute Resolution), below. Notwithstanding anything herein to the contrary, SMIC may not reject Purchase Orders based on ordering instructions that conform to the terms of this Agreement (e.g., if Spansion orders Contract Wafers in a month in quantities greater than the forecasted quantities but less than the maximum quantities indicated in a Product Supplement). The terms of this Agreement shall govern all purchases and deliveries of Contract Wafers between the Parties, and no additional or inconsistent terms set forth on any order acknowledgement, terms of sale, invoice or similar document shall be binding on any Party unless specifically and expressly agreed upon in writing by duly authorized representatives of all Parties.

(b) SMIC shall deliver the exact quantity of Contract Wafers set forth in the applicable Purchase Order. On-time delivery will be considered delivered five (5) days before, but zero (0) days after, SMIC’s originally scheduled delivery date.

11.3 Cancellations and Schedule Changes.

(a) Spansion may not cancel any accepted Purchase Order, provided SMIC has begun manufacture of the Contract Wafers so ordered within SMIC's stated lead time. The Parties will cooperate in good faith to modify delivery schedules and other terms of previously accepted Purchase Orders to reflect changing business requirements of Spansion. Spansion may, in its discretion, cancel, suspend or modify any other Purchase Orders. SMIC may not terminate any accepted Purchase Order, even if SMIC terminates this Agreement for default by Spansion, unless the termination is a result of uncured payment default by Spansion.

(b) Delivery schedule and Spansion Product mix changes may be made by written agreement of the Parties. SMIC will make commercially reasonable efforts to accommodate Spansion requested changes. SMIC will notify Spansion at the earliest indication of any interruption in supply of the Contract Wafers or other Facility difficulty that may affect the availability of Contract Wafers under this Agreement.

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11.4 Wafer Acceptance Testing. Acceptance testing of Contract Wafers delivered to Spansion or a third party designated by Spansion will be performed by Spansion and at its expense within forty-five (45) days of receipt. If Spansion does not provide SMIC with the result of acceptance test during such forty-five (45) days period, the Contract Wafers shall be deemed to have been accepted by Spansion. SMIC will certify to Spansion with each shipment that the Contract Wafers contained in the shipment have successfully passed the applicable Probe Program and the Quality Standards. If Spansion rejects any Contract Wafers or determines that a Wafer has a different Net Die per Wafer than certified by SMIC, then Spansion and SMIC will confer and determine the reason for the rejection or the inaccurate count of Net Die per Wafer. SMIC will immediately exercise its commercially reasonable efforts to develop and implement a corrective action plan for any errors, including manufacturing errors or defects identified in its systems.

12.	WARRANTY

12.1 Product Warranty. SMIC warrants that, at the time of delivery to Spansion, all Contract Wafers will: (a) be clear of any liens, restrictions, encumbrances, and other claims; (b) be free from any defects in material and workmanship (and shall remain free of such defects for a period of one (1) year from the date of Spansion’s receipt of Contract Wafers from SMIC) (“Warranty Period”); (c) conform to all written specifications relating to such Contract Wafers and (d) conform to the agreed Quality and Reliability Standards (collectively, “Wafer Standards”). All other warranties, including the implied warranties of merchantability and fitness for a particular purpose, are specifically disclaimed. Spansion shall advise SMIC in writing of any claims involving failure to meet Wafer Standards within the Warranty Period.

12.2 Remedies for Breach of Warranty. If any Contract Wafers purchased hereunder do not meet the warranties specified herein, Spansion may, at Spansion's option (i) require SMIC to replace or correct at no cost to Spansion any defective or nonconforming Contract Wafers pursuant to the Product return procedures set forth in Section 12.3 (Return of Contract Wafers) below, (ii) return any nonconforming Contract Wafers to SMIC at SMIC’s expense and recover from SMIC the full sales price and any packaging or shipping costs thereof, (iii) procure similar Contract Wafers from an alternate supplier, and SMIC shall be liable to Spansion for any and all additional costs or expenses reasonably incurred by Spansion in procuring such substitute Contract Wafers, or (iv) terminate this Agreement. Furthermore, if SMIC’s failure to deliver Contract Wafers to Spansion that conform with the warranty set forth in Section 12.1 results in a breach of warranty claim against Spansion, SMIC will indemnify Spansion for any damages, costs, penalties, or other amounts that Spansion will pay to its customers as the result of such breach of warranty. The provisions of this Section 12.2 are in addition to and shall not limit or otherwise restrict rights of Spansion under this Agreement or at law or equity for failure of SMIC to supply conforming Contract Wafers.

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12.3 Return of Contract Wafers. In the event that Spansion elects to return non-conforming Contract Wafers to SMIC, Spansion will notify SMIC of the nonconformance and of Spansion’s intent to return the nonconforming Contract Wafers. Upon receipt of Spansion’s notification to SMIC of the nonconformance, if SMIC determines that such non-conforming Contract Wafers contain defects which are not caused by accident, abuse, misuse, neglect, improper handling or packing, repair or alteration by a third party other than SMIC or improper testing or usage contrary to any instructions issued by SMIC or Spansion, SMIC will promptly deliver replacement Contract Wafers, and will provide all the assistance and authorization required to return the nonconforming Contract Wafers to SMIC within 24 hours. The nonconforming Contract Wafers will be returned to SMIC at SMIC’s expense, and SMIC will be liable and will assume all title and responsibility for all Contract Wafers during return transport, including liability caused by hazardous substance releases during such transport. SMIC will immediately investigate to determine the cause of the nonconformance and will notify Spansion of its findings.

12.4 No Waiver. No inspection or acceptance, approval or acquiescence by Spansion with respect to SMIC’s Contract Wafers shall relieve SMIC from any portion of its warranty obligation nor will waiver by Spansion of any specification requirement for one or more items constitute a waiver of such requirements for remaining items unless expressly agreed by Spansion in writing.

13.	INTELLECTUAL PROPERTY OWNERSHIP

13.1 Technology Owned by Spansion. Spansion shall own all rights, title and interest (including all Intellectual Property Rights) in and to any and all:

(a) Pre-Existing Technology — Technology developed or acquired by Spansion or any of its Affiliates prior to or independently of this Agreement, including but not limited to Technology expressly described on a Product Supplement or Process Supplement as “Spansion Technology” (including any Process Specifications or Product Specifications) and Spansion Process Technology or otherwise embodied in or used to practice the Spansion Process Technology (collectively, “Spansion Pre-Existing Technology);

(b) Charge Trapping Storage Technology. Technology developed under this Agreement during the Term, by whomever developed, solely or jointly, related to Charge Trapping Storage Technology;

(c) New Technology — New Technology developed under this Agreement during the Term solely by or for Spansion without SMIC contributions;

(d) Improvements — Improvements to any of Technology in (a), (b), or (c) above during the Term if such Improvements (i) are developed solely by or for Spansion (e.g., a commissioned work), or (ii) are developed solely by or for SMIC where such Improvement is based upon or derived in whole or in part from Spansion Confidential Information or from Technology in (a), (b), and (c) above.

(All of (a), (b), (c), and (d) above, collectively, “Spansion Technology”.)

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13.2 Technology Owned by SMIC. Subject to Section 3.3, SMIC shall own all rights, title and interest (including all Intellectual Property Rights) in and to any and all:

(a) Pre-Existing Technology — Technology developed or acquired by SMIC or any of its Affiliates prior to or independently of this Agreement, including but not limited to Technology expressly described on a Product Supplement or Process Supplement as “SMIC Technology” (collectively, “SMIC Pre-Existing Technology”;

(b) New Technology — New Technology developed under this Agreement during the Term solely by or for SMIC without Spansion contributions;

(c) Improvements — Improvements to any of Technology in (a) or (b) above during the Term if such Improvements (i) are developed solely by or for SMIC (e.g., a commissioned work); or are developed solely by or for Spansion where such Improvement is based upon or derived in whole or in part from SMIC Confidential Information or from Technology in (a) or (b) above.

(All of (a), (b) and (c) above, collectively, “SMIC Technology”.)

13.3 Jointly Developed Technology.

(a) Jointly Developed Technology shall be jointly and equally owned by Spansion and SMIC in undivided half interests. Ownership of the Jointly Developed Technology shall not imply any rights to any Intellectual Property Rights of the other party, including without limitation any Spansion Technology or any SMIC Technology, which may be necessary to practice or utilize the Jointly Developed Technology, unless expressly provided under this Agreement or in a Process Supplement or a Product Supplement.

(b) Subject to paragraph (a) above, each party will have the right to practice or utilize any and all of the Jointly Developed Technology without any obligation to account to the other party or obtain the other party’s consent, subject to any Intellectual Property Rights of the other party and other terms and conditions provided in this Agreement or in any applicable Process Supplement or Product Supplement; provided that (i) neither party shall assign or transfer title to any Jointly Developed Technology without the prior written consent of the other party, which the other party may withhold in its sole discretion, and (ii) neither party shall license or provide any Jointly Developed Technology to any competitor of the other party or any infringer or potential infringer which the other party is pursuing or plans to pursue without the prior written consent of the other party, which the other party may withhold in its sole discretion.

13.4 Assignment of Rights.

(a) The parties agree that the services under this Agreement have been commissioned by Spansion and therefore, any Technology resulting therefrom or any Intellectual Property Rights therein, to the extent such Technology and Intellectual Property Rights are allocated to be owned by Spansion as described above in this Section 13, such Technology and Intellectual Property Rights shall be treated as commissioned works commissioned by Spansion. To the extent that the allocation of rights, title and interests in and to any Intellectual Property specified in this Section 13 (entitled — Intellectual Property Ownership) do not automatically vest in the applicable Party, the other Party (the “Assignor”) hereby assigns, transfers and conveys (and agrees to assign, transfer and convey or to cause to be assigned, transferred or conveyed) to the other Party (the

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“Assignee”) such of the Assignor’s right, title and interest in and to all such Intellectual Property as is necessary to achieve such allocation. The Assignor will provide, at the Assignee’s expense, all assistance reasonably required by the Assignee to consummate, record and perfect the foregoing assignment, including, but not limited to, signing all papers and documents necessary to register and/or record such assignment with the United States Patent & Trademark Office, United States Copyright Office, other state and federal agencies and all corresponding government agencies and departments in all other countries, where applicable. Assignor hereby appoints Assignee as its attorney-in-fact to act as Assignor to execute and file the papers and documents specified in this Section 13 (entitled — Intellectual Property Ownership) if Assignor is unwilling or unable to comply with the foregoing sentence of this paragraph (a) (entitled — Assignment of Rights).

(b) To the extent, if any, that any right, title or interest in and to any Technology or Intellectual Property Right intended to be assigned to Assignor pursuant to paragraph (a) above is at any time determined in any jurisdiction not to belong to Assignor, then Assignee hereby grants an exclusive, even with respect to Assignee, irrevocable, perpetual, royalty-free and fully paid up license to Assignor, (transferable and sublicensable by Assignor without limitation) to exploit such Technology or Intellectual intended to be owned by Assignor under the terms and conditions of Section 13 and all rights therein in such jurisdiction for any purpose. Such exclusive license shall continue in effect for the maximum term as may now or hereafter be permissible under applicable law.

13.5 Protection and Enforcement. Each Party shall have the right, in its sole discretion and at its own expense, to apply for, maintain and enforce and Intellectual Property Rights (including registrations therefor) with respect to the Technology owned by such Party as described above in this Section 13. Each party shall cooperate in good faith with respect to the protection and enforcement of Jointly Developed Technology. If the parties jointly decide to file for Intellectual Property protection of any Jointly Developed Technology, the parties shall, unless they otherwise agree in writing, jointly file and maintain such Intellectual Property Rights (including registrations therefor), with each party bearing one-half of the costs of such filing and maintenance.

13.6 Overlapping Technology. If and to the extent that SMIC Technology and Spansion Technology are substantially the same, each Party shall retain their innate or pre-existing ownership therein. For example, Spansion will transfer process information to SMIC, all of which will constitute Spansion Technology, but some of which will already be in SMIC’s possession as existing semiconductor manufacturing technology. The Parties do not intend this article 13 to alter their respective ownership interests in such substantially similar technology.

14.	INTELLECTUAL PROPERTY LICENSES

14.1 SMIC Technology License. Subject to the terms and conditions of this Agreement, SMIC hereby grants to Spansion a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, paid-up license, under all Intellectual Property Rights in the SMIC Technology, including any Improvements thereto, to make, have made, use, sell, offer for sale, import, export, reproduce, prepare derivative works of, distribute (directly or indirectly) or otherwise exploit any SMIC

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Technology that is incorporated in, used in connection with or otherwise necessary or useful in the development or commercial exploitation of any Spansion Technology in any jurisdiction for any purpose, including without limitation any Spansion Process Technology, or any products made therefrom, including without limitation any Spansion Products; provided that any such use or exploitation of such SMIC Technology shall only be done in connection with the development or commercial exploitation of Spansion Technology.

14.2 Spansion Process Technology License. Subject to the terms and conditions of this Agreement, Spansion hereby grants to SMIC a limited, non-transferable, non-exclusive, non-sub licensable, royalty-free license during the Term, under all Intellectual Property Rights owned or licensable by Spansion without payment of fees or royalties to any third party, to use the Spansion Technology solely to make (but not have made) Contract Wafers for Spansion at the Facilities as set forth in applicable Process Supplements and Product Supplements, subject to the terms and conditions specified therein and the terms and conditions of this Agreement. SMIC shall not (and shall not permit any third party to) use the Spansion Technology for any other purpose, including without limitation, SMIC shall not (and shall not permit any third party to): (a) modify, reverse-engineer or create derivative works of the Spansion Technology or any components thereof except as specifically permitted hereunder; (b) remove or alter any patent, trademark, copyright or other proprietary legend in Spansion Technology; or (c) sell, loan, lease, assign or otherwise encumber or transfer any rights to Spansion Technology.

14.3 No Other Rights Granted by Spansion. Except as expressly set forth in this Foundry Agreement, no license or other right is granted, by implication, estoppels or otherwise to SMIC under any Intellectual Property Rights now or hereafter owned or controlled by Spansion. Except for the licenses expressly granted in this Foundry Agreement, all right, title and interest in and to Spansion’s Intellectual Property Rights, including without limitation, the Spansion Process Technology, shall remain the property of Spansion.

14.4 Embedded Third Party Technology. SMIC acknowledges and agrees that Spansion may incorporate or otherwise include third Party software or hardware as part of the Spansion Technology and/or in Improvements thereto (“Embedded Third Party Technology”). Such Embedded Third Party Technology may only be used as part of the Spansion Technology, and subject to any terms applicable thereto.

14.5 Retained Rights. Spansion reserves all rights in Spansion Technology, and related Intellectual Property Rights not expressly granted to SMIC. Spansion grants no rights to Spansion Technology for uses beyond the scope of rights set forth in this Section 14 (entitled — Intellectual Property Licenses).

15.	PROTECTION OF TECHNOLOGY AND INTELLECTUAL PROPERTY

15.1 Protection Cooperation Between Parties. The Parties will cooperate to avoid benefit to Spansion’s competitors from Spansion Technology, as follows:

(a) SMIC will create a firewall between (i) products, process and other activities on behalf of Spansion, and (ii) all personnel, products and processes of other SMIC customers.

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(b) The Parties will cooperate to prevent the unauthorized distribution, use or access, or the unauthorized disclosure of Spansion Technology, and any Intellectual Property Rights therein, by SMIC or by employees or contractors of SMIC.

(c) If a security compromise related to the Spansion Technology or other Confidential Information of Spansion is caused by or results primarily from the acts or omissions of SMIC or any of its subsidiaries, affiliates, vendors, employees, contractors or sub licensees or their failure to comply with the agreed security procedures, SMIC will be responsible for responding to and containing such security compromise and shall reimburse Spansion for any and all damages and expenses reasonably incurred in connection with investigating, mitigating or defending any such security breaches.

15.2 Spansion does not grant SMIC a license under Spansion’s Intellectual Property Rights, Spansion Technology, or Confidential Information, including any confidential information for any purpose whatsoever except as expressly set forth in this Agreement. Without limiting the foregoing:

(a) SMIC will not use any Intellectual Property Right of Spansion (including without limitation any Spansion Technology or any Confidential Information), for any purpose inside or outside SMIC, except for the direct and sole benefit of Spansion.

(b) The Parties will comply with, and cause to comply with, the provisions of Section 13; and

(c) The Parties will not license, disseminate, transfer or disclose any Confidential Information of the other Party, including any residuals.

16.	CONFIDENTIALITY.

16.1 Confidentiality Obligations. Each Party will, for the Term of this Agreement and for a period of five (5) years after termination or expiration of this Agreement, treat as confidential all Confidential Information of the other Party, will not use the Confidential Information except as expressly set forth herein or otherwise authorized in writing, will implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse, or removal of the other Party’s Confidential Information and will not disclose the Confidential Information to any third Party except as may be necessary and required in connection with the rights and obligations of such Party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each Party will use at least the same procedures and degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care. Any disclosure of Confidential Information under this Agreement shall not imply any grant of Intellectual Property Rights contained or related therein by the disclosing party. In addition to the foregoing, SMIC agrees to implement and maintain adequate security to ensure performance if SMIC’s obligations under this Section 16.1, including without limitation, storing all Spansion Confidential Information in a secure environment (including password-protected systems and locked storage

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and file cabinets for tangible materials), restricting access to such information to those SMIC employees requiring access to perform SMIC’s obligations under this Agreement, maintaining a log of all SMIC employees who have had access to Spansion Confidential Information, educating all such employees of SMIC’s obligations with respect to Spansion Confidential Information, and pursuant to Section 16.5, ensuring each employees have executed a Non-Disclosure, Non-Competition and Proprietary Information Agreement in the from attached hereto as Exhibit C.

16.2 Excluded Information. Notwithstanding the above, neither Party will have liability to the other with regard to any Confidential Information of the other which:

(a) is generally known or available by publication, commercial use, or otherwise through no fault of the receiving Party;

(b) is known by the receiving Party at the time of disclosure and is not subject to restriction;

(c) is independently developed or learned by the receiving Party;

(d) is lawfully obtained from a third Party which has the right to make such disclosure; or

(e) is released for publication or use by the disclosing Party in writing.

16.3 Certain Confidential Material. Confidential Information shall remain the property of the disclosing party and shall be returned to the disclosing party upon request of the disclosing party or after the termination of this Agreement, except as necessary to carry out obligations or exercise rights expressly provided in this Agreement. Without limiting the foregoing, it is expressly understood that any drawings, blueprints, descriptions, or other papers, resumes, documents, tapes, or any other media transferred by the disclosing Party hereunder, and all copies, modifications, and derivatives thereof, will remain the property of the disclosing Party, and the receiving Party is authorized to use those materials only in accordance with the terms and conditions of this Agreement. At no time may the receiving Party knowingly transfer such material or part of it to a third party except as expressly permitted under this Agreement. In addition, upon termination of this Agreement, upon SMIC’s ceasing to use any masks for the Contract Wafers (whether manufactured by or for SMIC or provided by Spansion), or otherwise at Spansion’s request, SMIC shall promptly deliver such masks and related material to facilities designated by Spansion.

16.4 Residuals. Spansion will be free to use for any purpose Residuals resulting from access to or work with SMIC’s Confidential Information; provided that Spansion complies with the non-disclosure obligations related to such information as provided in this Agreement. The term “Residuals” means information in an intangible form, such as general knowledge, ideas, concepts, know-how, professional skills, work experience or techniques (but not specific implementations) that is retained in the unaided memories of persons who have had access to the Confidential Information pursuant to the terms of this Agreement. A person’s memory is unaided if the person has not intentionally memorized the information or reduced it to a tangible form for the purpose of retaining and subsequently using or disclosing the information.

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16.5 SMIC agrees to ensure that its project personnel, who have access to Spansion Confidential Information, shall utilize Spansion’s Confidential Information only for the purpose of carrying out the Foundry Services. SMIC will take commercially reasonable measures to ensure compliance of the project personnel with this section, including but not limited to, ensuring that each project personnel is bound by a duty of confidentiality to SMIC and to Spansion. As a precondition to the assignment of any project personnel to perform Foundry Services under this Agreement, SMIC shall require each of the project personnel to sign a Non-Disclosure, Non-Competition and Proprietary Information Agreement in the form attached hereto as Exhibit C, as applicable, prior to such assignment. As a further precondition to the assignment of any project personnel to perform the Foundry Services, SMIC shall require each of the project personnel to sign a Confidential Information Agreement in the form attached hereto as Exhibit C prior to such assignment. SMIC shall indemnify Spansion for any breach of either of the foregoing agreements by any project personnel.

16.6 Audit Rights. Spansion may conduct an on-site inspection and audit of SMIC’s processes and records relevant to SMIC’s performance of its obligations under this Section 16, provided that the audits will occur no more often than once quarterly, unless Spansion has a reasonable belief that additional inspections or audits are necessary.

17.	INDEMNIFICATION

17.1 GENERAL INDEMNIFICATION. EXCEPT FOR THIRD-PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, SMIC AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SPANSION, ITS SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, SUBCONTRACTORS, CONSULTANTS, AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, DAMAGES, LOSSES, AND EXPENSES ARISING OUT OF, IN CONNECTION WITH OR RESULTING FROM ANY ACT OR OMISSION IN THE PERFORMANCE OF WORK AND/OR FROM CONTRACT WAFERS OR OTHER MATERIALS SUPPLIED BY SMIC OR ITS ASSISTANTS, SUBCONTRACTORS (OF ANY TIER), CONSULTANTS, AGENTS, OFFICERS, DIRECTORS, OR EMPLOYEES. SUCH INDEMNIFICATION OBLIGATION INCLUDES BUT IS NOT LIMITED TO THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES, COSTS, AND EXPENSES OF CONSULTANTS AND EXPERT WITNESSES, COSTS OF APPEAL, AND OTHER COSTS INCURRED IN DEFENDING ANY SUCH CLAIMS. SMIC WILL UTILIZE COMPETENT COUNSEL ACCEPTABLE TO SPANSION IN ITS SOLE DISCRETION.

17.2 INTELLECTUAL PROPERTY INDEMNIFICATION BY SMIC.

(a) SMIC agrees to defend at its expense any suits brought by a third party against Spansion based upon a claim that the process used by SMIC to manufacture Contract Wafers and the SMIC Technology used in such process infringes any Intellectual Property Rights, and to pay

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costs and damages finally awarded in any such suit against Spansion. Spansion will promptly notify SMIC in writing of any claim or suit. SMIC will have control of such claim or suit to defend or settle at its expense. Spansion will provide reasonable assistance for SMIC’s defense of such claim or suit.

(b) If the use and sale of any of the Contract Wafers is prohibited by court order, SMIC, at Spansion’s option and at no expense to Spansion, will obtain for Spansion the right to use and sell the Contract Wafers in accordance with this Agreement. If SMIC is unable to do so, SMIC will, at its own expense: (i) substitute an equivalent method for performing the services which are acceptable to and qualified by Spansion, or (ii) modify the services to be non-infringing, or (iii) accept the Contract Wafers returned and reimburse Spansion for the purchase price.

(c) SMIC SHALL HAVE NO LIABILITY FOR ANY COSTS, LOSS OR DAMAGES TO THE EXTENT THE PATENT INFRINGEMENT WOULD NOT HAVE OCCURRED BUT FOR: I) COMPLIANCE WITH ANY SPECIFICATIONS FURNISHED BY SPANSION; OR II) ANY MODIFICATION OF THE CONTRACT WAFERS BY A PARTY OTHER THAN SMIC.

17.3 INTELLECTUAL PROPERTY INDEMNIFICATION BY SPANSION.

Spansion agrees to defend at its expense any suits brought by a third party against SMIC based upon a claim that any Process Specifications, Product Specification, Technology or other Intellectual Property or Confidential Information provided by Spansion infringes any Intellectual Property Rights, and to pay costs and damages finally awarded in any such suit against SMIC. SMIC will promptly notify Spansion in writing of any claim or suit. Spansion will have control of such claim or suit to defend or settle at its expense. SMIC will provide reasonable assistance for Spansion’s defense of such claim or suit.

18.	TERM AND TERMINATION

18.1 Term of Agreement. This Agreement will become effective as of the Effective Date when signed by the Parties and will continue until [*******] (the “Term”). The Term is renewable for additional terms of one year each by mutual agreement.

18.2 Termination. Any Party may terminate this Agreement as follows:

(a) If any Party defaults on any of its material obligations or conditions of this Agreement which remain uncured for forty-five (45) calendar days after written notice to the defaulting Party specifying the nature of the default, the non-defaulting Party will have the right to terminate this Agreement by giving written notice of termination to the defaulting Party. Upon giving of such notice of termination, this Agreement will terminate on the thirtieth (30th) calendar day after such notice is given. The defaulting Party will have the right to cure any such default up through but not after the day of termination. In the event of a cure of the default, the cure will be effective retroactively to the date of notice of default.

[*******] Confidential treatment requested.

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(b) Any Party will have the right to terminate this Agreement by giving written notice of termination to the other Parties at any time upon or after: (i) the filing by the other Party of a petition in bankruptcy or insolvency; (ii) any adjudication that the other Party is bankrupt or insolvent; (iii) the filing by the other Party under any law relating to bankruptcy or insolvency; (iv) the appointment of a receiver for all or substantially all of the property of the other Party; (v) the making by the other Party of any assignment or attempted assignment for the benefit of creditors; or (vi) the institution of any proceedings for the liquidation or winding up of the other Party’s business or for the termination of its corporate charter. This Agreement will terminate on the tenth (10th) calendar day after notice of termination is given.

(c) Either Party will have the right to terminate this Agreement if, in its sole judgment, official government policy, directives, or rulings are put into effect that substantially affect or change the economic viability of this Agreement and the Parties have not been able to renegotiate this Agreement in a mutually satisfactory manner within a reasonable period of time following such official action(s). No Party will make any claims or demands against any other Party for any damages, losses, expenses, or costs, if any, incurred as a result of termination of this Agreement pursuant to this Section 18.2 (entitled — Termination).

18.3 Effect of Termination.

(a) If Spansion terminates this Agreement because of SMIC’s default, Spansion may, at Spansion’s sole discretion, terminate delivery of all unshipped, and shipped but unaccepted, Contract Wafers.

(b) Within one (1) month after written request following termination or termination of this Agreement, the noticed Party will furnish to the other Party a certificate certifying with respect to each item of Technical Information and Confidential Information delivered to it hereunder that, through its best efforts, and to the best of its knowledge, the original and all copies, in whole or in part, in any form, of such Technical Information and Confidential Information have been destroyed or returned to its originator.

(c) In the event this Agreement is terminated for any reason, Spansion may, in its discretion, require delivery to Spansion or its designee(s) of all or any portion of the works in progress for the Contract Wafers. SMIC shall provide such works in progress as requested by Spansion, within fourteen (14) days of such request. Spansion will pay for any finished goods or work in process so provided that meet the Wafer Standards.

(d) In the event of expiration of termination of this Agreement, all licenses licensed per Section 14 shall terminate.

18.4 Survival. The provisions of this Section and Sections 13, 16, 17, 20, 21, and 22 will survive any expiration or termination of this Agreement.

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19.	INSURANCE

SMIC shall maintain in full force and effect during the term of this Agreement insurance covering its activities and obligations in accordance with the requirements set forth below:

Type of Coverage	Maximum Coverage Limits (outbound employees)	Maximum Coverage Limits (inbound employees)
Worker’s Compensation	In compliance with PRC law.	Statutory limits (as required by PRC law; if a government program provides this cover, participation satisfies requirement.)

Employer’s Liability	[*******]	[*******]

	[*******]	[*******]

	[*******]	[*******]

Commercial General Liability* (including without limitation Premises-Operations, Completed Operations, Contractual, Broad Form Property Damage, Personal Injury)	[*******]

Umbrella or Excess Liability

Automobile Liability**[including hired, non-owned auto and mobile equipment (if not covered under the Commercial General Liability policy)].	Standard coverage from the rental car insurance for collision and liability if the vehicle is rented to perform the service at Spansion property.
Standard coverage from the auto car insurance for collision and liability if SMIC company vehicle is used to perform the service at the Spansion property.

Professional Liability/Errors & Omissions***	Covered by medical insurance	Covered by medical insurance and the PRC government medical program

*	Coverage to apply worldwide without geographic limitation. Sole proprietors may satisfy this requirement through an in-home business endorsement to their homeowner’s insurance policy. Note that a personal umbrella liability policy will not satisfy this requirement.

[*******] Confidential treatment requested.

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**	Only applicable to the extent SMIC (i) operates motor vehicles on Spansion property as a necessary part of performing services, (ii) transports Spansion property or Spansion employees, or (iii) transports hazardous materials to or from Spansion property or on Spansion’s behalf.

***	Only applicable to the extent SMIC or its employees or contractors perform services of a professional nature (e.g., engineers, accountants, architects, etc.), regardless of whether a professional license or certification is required.

All such insurance will provide coverage on the basis of occurrences during the policy period, and not on the basis of claims made during the policy period. SMIC will maintain additional insurance coverage if required by law or as required in the applicable Purchase Order or Statement of Work. Spansion and/or any subsidiary of Spansion shall be named as an additional insured on all policies, except workers’ compensation, and said policies shall waive subrogation against Spansion and/or any subsidiary of Spansion when permitted by law. The additional insured endorsement shall provide coverage at least as broad as insurance industry form ISO CG 20 10 11 85. The Workers Compensation policy shall be endorsed to include a waiver of subrogation against Spansion and/or any subsidiary of Spansion when permitted by law. SMIC’s insurance policy shall be the primary policy covering claims arising out of SMIC’s or its contractors’ work or activities under this Agreement, and no insurance maintained by Spansion will contribute unless and until such SMIC’s (and its contractors’) policies are exhausted. Prior to commencing work, SMIC shall provide executed certificates of insurance to Spansion evidencing and certifying compliance with these insurance requirements, but Spansion’s failure to object if the certificate of insurance fails to evidence the required coverage shall not serve as a waiver of these requirements. All insurance shall be provided by an insurance carrier licensed to do business in the state where the Services are to be performed and shall be underwritten by insurance carriers with an AM Best rating of at least A – VII. SMIC will notify Spansion in writing at least sixty (60) days prior to any cancellation, material modification, lapse, or termination of any required insurance policy. If SMIC uses any contractors to perform any activities under this Agreement, SMIC shall ensure that the contractor shall procure and maintain insurance at least as broad (including policy limits) as that required under this Section 7, including naming SMIC and Spansion and/or any subsidiary of Spansion as additional insureds under their policies of insurance.

20.	DISPUTE RESOLUTION

20.1 Informal Resolution Principals. The Parties will attempt to settle any claim, controversy or disagreement arising out of or in connection with this Agreement (any “Dispute”) through consultation and negotiation in good faith and a spirit of mutual cooperation. Except as set forth in Section 20.3 (entitled — Escalation Exceptions), Parties shall attempt to resolve all Disputes in accordance the escalation procedure set forth in Section 20.2 (entitled — Escalation Procedure). The persons taking part in the dispute resolution process for a Party shall endeavor negotiate a solution pursuant to such provisions taking into account the needs of the Parties, and the risks taken and sacrifices made by each.

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20.2 Escalation Procedure. Except as set forth in Section 20.3 (entitled — Escalation Exceptions), the Parties shall follow the escalation path below with respect to any Dispute.

(a) In the first instance, the Parties will attempt to informally resolve to resolve any Dispute.

(b) If the Parties are unable to come to agreement, they will refer resolution of the Dispute to appointed senior management representatives.

(c) If the senior management representatives are unable to come to agreement, they will refer resolution of the issue to the CEOs of SMIC and Spansion.

(d) If the CEOs are unable to resolve the matter in one hundred and eighty (180) days after a Party has first submitted the matter for resolution in accordance with this Section 20.2 (entitled — Escalation Procedure), then, either Party may initiate legal proceedings.

20.3 Escalation Exceptions. Notwithstanding the foregoing, either Party may initiate a judicial or administrative action without first engaging in the escalation procedures described above with respect to: (a) any interim or injunctive relief with respect to a Dispute; or (b) any Dispute with respect to the Parties’ respective rights in any Technology, Intellectual Property Rights or Confidential Information.

21.	LIMITATION OF LIABILITY

21.1 EXCEPT FOR (I) SMIC’S PERFORMANCE OF OR FAILURE TO PERFORM ITS OBLIGATIONS UNDER SECTION 17.2 (“INTELLECTUAL PROPERTY INDEMNIFICATION”), (II) BREACH OF SMIC’S OBLIGATIONS UNDER SECTION 16 (“CONFIDENTIALITY”), OR (III) VIOLATION OF SPANSION’S INTELLECTUAL PROPERTY RIGHTS,, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANTICIPATED OR LOST PROFITS OR FOR SPECIAL, PUNITIVE, INDIRECT, LIQUIDATED, INCIDENTAL, OR CONSEQUENTIAL DAMAGES.

21.2 EXCEPT FOR (I) SMIC’S PERFORMANCE OF OR FAILURE TO PERFORM ITS OBLIGATIONS UNDER SECTION 17.2 (“INTELLECTUAL PROPERTY INDEMNIFICATION”), (II) BREACH OF SMIC’S OBLIGATIONS UNDER SECTION 16 (“CONFIDENTIALITY”), OR (III) VIOLATION OF SPANSION’S INTELLECTUAL PROPERTY RIGHTS, EITHER PARTY’S TOTAL LIABILITY ON ANY CLAIM OF ANY KIND FOR ANY LOSS OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT OR FROM THE PERFORMANCE OR BREACH THEREOF SHALL IN NO CASE EXCEED TWENTY-FIVE (25) MILLION U.S. DOLLARS.

22.	MISCELLANEOUS

22.1 Compliance With Law. In the performance of this Agreement, SMIC will at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements, including, without limitation, such governmental requirements applicable to environmental protection, health, safety, wages, hours, equal employment opportunity, nondiscrimination, working conditions, import or export control, customs, and transportation. SMIC will further comply with Spansion’s environmental, health, safety, and

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security policies, procedures, and programs to the extent applicable, and Spansion’s Code of Conduct. The current version of this Code is available upon request and posted at www.spansion.com. As Spansion may modify this Code at any time, SMIC shall periodically review the current version of the Code. In the event that Spansion's assistance is necessary to achieve such compliance, SMIC will promptly notify Spansion. Upon Spansion's request, SMIC will provide Spansion with documentation demonstrating SMIC’s compliance. After reasonable notice and under reasonable conditions, Spansion has the right to inspect and copy any records of SMIC regarding such compliance.

22.2 Government Approval. SMIC shall, at its own expense, timely obtain all necessary registration and government approvals (including without limitation, Technology Import and Export Registration with the Ministry of Commerce) and fulfill all other requirements and carry out all procedures related to this Agreement that are or may in the future be required or advisable under any law or regulation now or hereafter existing in PRC, to enable the Parties to exercise, enforce and enjoy all of the rights and obligations contained herein, including but not limited to the approvals and registrations required for the import and export of technology and the procedures relating to the payment and remittance of all amounts payable hereunder to SMIC in U.S. currency. SMIC shall not be entitled to exercise any rights, and Spansion shall not be bound to perform any obligations, contained in this Agreement until Spansion has received evidence satisfactory to it of the granting to SMIC of all approvals and the fulfillment of all other requirements referred to in this Section 22.2. Spansion will use reasonable efforts to assist SMIC, i.e., by providing relevant documentation or information, in meeting SMIC’s obligations under this Section 22.2.

22.3 Delegation, Subcontracting, and Assignments. SMIC shall not assign its rights, delegate its duties, or subcontract any work performed under the terms of this Agreement without prior written authorization from Spansion. SMIC will require its delegates or subcontractors to agree, in writing, to the terms and conditions of this Agreement. Notwithstanding any delegation or subcontract, SMIC shall remain obligated to Spansion in the performance of Services and will remain bound by the terms and conditions of this Agreement. SMIC hereby consents to the transfer and assignment of all rights, licenses, and obligations under this Agreement to a successor entity of Spansion in connection with the reorganization of Spansion. SMIC will not delegate or subcontract its performance of this Agreement to any third Party without the express prior written approval of Spansion. In addition, SMIC may not transfer the fabrication of Contract Wafers to any physical location other than the Facilities at which the fabrication of qualification Lots occurred without the express prior written approval of Spansion.

22.4 Order of Precedence. If any inconsistencies arise between the terms of this Agreement, the Process Supplements, Product Supplements, Process, Project Schedules and other exhibits and attachments hereto, and agreements entered into between the Parties, the order of precedence in determining the rights and obligations of the Parties will be: (a) the Process Supplements, Product Supplements (including any Process Project Schedules and other attachments); then (b) this Agreement; then (c) the relevant accepted Purchase Order.

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22.5 Environmental Matters.

(a) SMIC will indemnify and hold Spansion harmless from and against any liability, claim, damage, injury, expense, suit, or cause of action, including, but not limited to, reasonable attorneys fees, arising from or caused by any toxic or hazardous substances or chemicals, as those terms are defined by applicable environmental health or safety laws or regulations, which are used in performance of this Agreement by SMIC, present in Scrap disposed of or destroyed by SMIC, or present on any of the Facilities in or during SMIC’s performance of this Agreement. SMIC will maintain compliance of the Facility with all applicable laws and have all necessary permits, operating licenses or authorizations necessary to operate its Facilities under applicable environmental safety or health laws or regulations.

(b) SMIC hereby represents and warrants that all products manufactured by SMIC and delivered to Spansion under this Agreement will not constitute products manufactured with, or contain Class 1 ozone depleting substances or persistent organic pollutants PFOS and PFOA.

22.6 Export Control and Governmental Approval.

(a) The Parties acknowledge that each must comply with all applicable rules and laws in the performance of their respective duties and obligations including, but not limited to, those relating to restrictions on export and to approval of agreements. SMIC will be responsible for obtaining and maintaining all approvals and licenses, including export licenses, permits and governmental authorizations from the appropriate governmental authorities as may be required, to enable such SMIC to fulfill its obligations under this Agreement.

(b) Each Party agrees that, unless prior written authorization is obtained from the United States Bureau of Export Administration, it will not export, re-export, or transship, directly or indirectly, any products or technical information that would be in contravention of the Export Administration Regulations then in effect as published by the United States Department of Commerce.

22.7 Taxes. In the event that Spansion determines it is required by any applicable law, regulation, or government order to withhold any taxes, customs, levies, tariffs, duties or other charges (“Taxes”), from any payment made pursuant to this Agreement or any amendment thereto:

(a) Spansion shall (i) withhold such Taxes from such payment, (ii) remit such Taxes to the appropriate governmental authority, and (iii) obtain and furnish to SMIC a tax receipt or other evidence of such remittance from the appropriate governmental authority; and

(b) Spansion shall pay to SMIC the price set forth in the Agreement or any amendment thereto, reduced by the amount of Taxes withheld and remitted to the appropriate governmental authority; and

(c) Spansion and SMIC hereby agree that in the event a taxing authority claims that Taxes in addition to the amount of Taxes withheld pursuant to Section 22.6 and/or interest and penalties are owing in respect of any payment made pursuant to this Agreement or any amendment thereto, then SMIC shall indemnify Spansion for any such Taxes, interest and penalties; and

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(d) SMIC shall provide Spansion with any form, certificate or other documentation required to establish its eligibility for the benefits of any applicable income tax treaty or to establish its entitlement to a reduction in or an exemption from withholding.

(e) In the event that any Taxes are withheld pursuant to this Section 22.6, Spansion shall take such steps as SMIC shall reasonably request to assist SMIC to recover such Taxes from the appropriate governmental authority. For the elimination of any doubt, SMIC shall be responsible for any employment related taxes for the services performed by its employees

22.8 Records Available. SMIC will keep full and detailed accounting records, correspondence, instructions, memoranda, receipts, specifications, vouchers, and similar data relating to this Agreement. The accounting records will be prepared and maintained on the basis of generally accepted accounting principles, consistently applied. All such records will be available to Spansion or to Spansion's authorized representative upon request of Spansion, within a reasonable period of time after such a request, at a reasonable location, and during normal business hours for a period of five (5) years after the delivery of the applicable Product.

22.9 Gratuities. SMIC warrants that it has not directly or indirectly offered or given, and will not directly or indirectly offer or give, to any employee, agent, or representative of Spansion any cash or non-cash gratuity or payment with a view toward securing any business from Spansion or influencing such person with respect to the conditions of or performance under any contracts with or order from Spansion, including without limitation this Agreement and any Purchase Order. Any breach of this warranty will be a material breach of each and every contract between Spansion and SMIC.

22.10 Notices. All notices relating to this Agreement must be given in writing and will be deemed given (i) in the case of mail, on the date deposited in the mail, postage prepaid, either registered or certified, with return receipt requested (or its equivalent); (ii) in the case of personal delivery to an authorized representative or officer of the party, or in the case of express courier service or overnight delivery service of national standing, on the date of delivery or attempted delivery (if receipt is refused); or (iii) in the case of facsimile, 24 hours after it has been sent provided that a duplicate copy of such notice is also promptly sent pursuant to (i) or (ii) above. Notices will be sent to the Address for Notices set forth above, but each party may change its address by written notice in accordance with this section.

22.11 Governing Law. This Agreement is governed by, subject to, and construed in accordance with the internal laws of the State of California, excluding the conflict of law rules, for any claim described under 22.12(a). Any claim described under Section 22.12(b) shall be governed by and enforced in accordance with the laws of the People’s Republic of China (“PRC”), excluding its conflict of law principles. The parties specifically exclude from application to this. The parties specifically exclude from application to this Agreement the United Nations Convention on Contracts for the International Sale of Goods.

CONFIDENTIAL

(a) Except for the Claims described in paragraph (b) below, all other claims shall be submitted to arbitration to be conducted in the Hong Kong SAR in accordance with the UNCITRAL Rules as applied by the Hong Kong International Arbitration Centre (the “HKIAC”) at the time of the submission to arbitration by a single arbitrator, who shall be a lawyer qualified in a common law jurisdiction who has been engaged in the practice of law for at least ten (10) years. If the parties are unable to agree on the identity of the single arbitrator within thirty (30) days of submission to arbitration, the appointment shall be made by the Secretary General of the HKIAC. The language of the arbitration shall be English. Each party shall cooperate with the other party in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. The costs of arbitration shall be borne by the losing party. When any claim occurs and is under arbitration, except for the matters under dispute, the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement for such award. Any party shall be entitled to seek injunctive relief, if possible, from any court of competent jurisdiction pending the final award of the arbitral tribunal. The parties agree that this Agreement relates to certain confidential intellectual property rights and trade secrets of each party.

(b) For claims related to Sections 15 and 16, the parties agree that these provisions relate to particularly sensitive confidential and intellectual property rights of each party and any breach of such provisions will result in irreparable harm to the non-breaching party. As such, the parties agree that preliminary or final injunctive relief will be particularly meaningful in the event of any breach of such provisions. Therefore, solely for any claim related to such provisions, the parties hereby agree that such claims related to Sections 15 and 16 shall be governed by the laws of the PRC as determined by the relevant PRC People’s Court.

(c) All remedies under this Agreement shall be cumulative except as expressly provided otherwise and each party shall be entitled to seek any and all remedies available to it at law or in equity from any court of competent jurisdiction with respect to the enforcement of its intellectual property rights and the other confidentiality obligations under this Agreement.

22.12 Severability. Each term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, in the event that any of the terms of this Agreement becomes or is declared illegal by any court or tribunal of competent jurisdiction, or becomes otherwise unenforceable, such term shall be deemed deleted from this Agreement and all the remaining terms of this Agreement will remain in full force and effect.

22.13 Survivability. Except for termination of the obligations to provide Products and to compensate for such Products, the terms and conditions of this Agreement will continue and survive any termination of this Agreement.

22.14 Nonwaiver of Rights. The failure of either party to this Agreement to object to or to take affirmative action with respect to any conduct of the other party that is in violation of the terms of this Agreement will not be construed as a waiver thereof, nor as a waiver of any future breach or subsequent wrongful conduct.

CONFIDENTIAL

22.15 Modification. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage, or custom will be deemed to amend or modify this Agreement.

22.16 Agency. For purposes of this Agreement, SMIC acknowledges that only officers of Spansion or members of Spansion’s Corporate Supply Management department are authorized to provide notices, instructions, and directions regarding SMIC’s performance hereunder. Spansion will not be liable for any damages resulting from SMIC’s reliance upon statements made verbally or in writing by other Spansion representatives.

22.17 Agreement Nonexclusive. It is understood and agreed between the parties that unless specified to the contrary in the applicable Addendum, this Agreement and each Purchase Order placed hereunder is non-exclusive and that SMIC will be free to accept orders for Products from customers other than Spansion and that Spansion will be free to order Products from sources other than SMIC.

22.18 Entire Agreement. This Agreement and all exhibits, attachments, appendices, and documents incorporated or referenced herein, and the terms and conditions in each Purchase Order and executed Addendum, constitute the complete agreement between the parties and supersede all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. Where there is any conflict or inconsistency with the express terms in this Agreement, the terms of this Agreement supersede such conflicting or inconsistent terms and conditions in any Purchase Order or Addendum.

22.19 Foreign Corrupt Practices Act. Neither Party nor any of its officers, employees, directors, representatives or agents, in connection with this Agreement has paid or given, or will pay or give, anything in value, or has made or will make, directly or indirectly, (i) any unlawful payment or (ii) any payment, gift or other inducement to any government official, political party or official thereof or any candidate for political office, with the intent or purpose of: (a) influencing any act or decision of such person in his official capacity; (b) inducing such person to do or omit to do any act in violation of the lawful duty of such person; (c) receiving an improper advantage; or (d) inducing such person to use his influence with a governmental authority to affect or influence any act or decision of such governmental authority in connection with this Agreement.

IN WITNESS WHEREOF, the Parties have caused the Agreement to be signed by duly authorized representations on the dates specified below

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION, LTD.		SPANSION LLC

By:	/s/ Sam T. Wang	By:	/s/ Doug Duval
Name:	Sam T. Wang	Name:	Doug Duval
Title:	Corporate V.P. and President	Title:	VP, GSM
SMIC Americas
Date:	August 29, 2007	Date:	9/6/07